Exhibit 99.1

news

595 S. Federal Highway, Suite 500, Boca Raton, Florida 33432 • 561/208-7200

FOR IMMEDIATE RELEASE	SYMBOL: DEVC
June 27, 2006	TRADED: Nasdaq

DEVCON SELLS ITS WHOLESALE MONITORING OPERATION

BOCA RATON, Fla., June 27, 2006 — Devcon International Corp. (Nasdaq: DEVC) today announced that in accordance with its plans to focus on providing security services to subscribers who have contracted directly with the Company, it has sold its Boca Raton-based third party monitoring operation which has operated under the name Central One and the associated Boca Raton monitoring center that it acquired from Coastal Security Systems to Lydia Security Monitoring, Inc., a New York corporation, operating under the name C.O.P.S. Monitoring, for $5.0 million in cash. The third party net recurring monthly revenue included in this transaction amounted to approximately $325,000 leaving Devcon currently with approximately $84,000 of third party recurring monthly revenue. During the next few months, Devcon and Lydia will be having discussions as to the terms and conditions under which the remaining third party recurring monthly revenue may be acquired by Lydia. As a result of this transaction, Devcon will now operate from two monitoring center locations, one in Hollywood, Florida and the other in New York City.

Stephen J. Ruzika, Devcon’s President and CEO, stated, “The sale of the third party monitoring operation will allow us to focus our efforts on providing enhanced services to customers who have contracted directly with us. Beginning today, we will no longer need to expend resources on the provision of third party monitoring services, allowing us to further streamline our monitoring center and administrative operations which, when complete, should lead to increased operating margins.” In addition, Mr. Ruzika stated that “C.O.P.S. Monitoring has been successfully providing third party monitoring services for dealers on a nationwide basis for many years. We believe that our dealers and certain of our employees are being placed in good hands and will be well-served in the years ahead.”

James McMullen, President and COO of C.O.P.S. Monitoring, stated, “Central One has certainly established itself as a true leader in today’s wholesale alarm monitoring marketplace. The level of professionalism and respect it commands is well deserved. This particular strategic acquisition firmly establishes the presence of C.O.P.S. Monitoring in the southeast, and fits ideally with our ‘hub and spoke’ regional approach to delivering unparalleled high-quality alarm monitoring services throughout the nation.” Mr. McMullen added that “over the course of the next year, alarm dealers of both companies will benefit from the very best features and services of each company, creating an even stronger C.O.P.S. Monitoring.”

About Devcon

Devcon has three operating divisions. The Security Division provides electronic security services to commercial and residential customers in selected markets. The Construction Division dredges harbors, builds marine facilities, constructs golf courses and prepares residential, commercial and industrial sites, primarily in the Bahamas and the eastern Caribbean. The Materials Division produces and distributes crushed stone, ready-mix concrete and concrete block in the eastern Caribbean with principal operations on St. Maarten in the Netherlands Antilles and on St. Martin in the French West Indies.

About Lydia Security Monitoring, Inc.

C.O.P.S. Monitoring is a U.L. Listed, FM Approved, IQ Certified independent wholesale central station that has been providing alarm monitoring services since 1978. C.O.P.S. Monitoring provides these services to over 2,000 independent alarm dealers representing over 375,000 accounts nationwide. C.O.P.S. Monitoring operates two separate fully redundant central station facilities, located in Williamstown, New Jersey and Scottsdale, Arizona; and two additional central station facilities in Grapevine, Texas and Boca Raton, Florida.

Forward-Looking Statements

This press release may contain statements, which are not historical facts and are considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements contain projections of Devcon’s future results of operations, financial position or state other forward-looking information. In some cases you can identify these statements by forward-looking words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “should,” “will,” and “would” or similar words. You should not rely on forward-looking statements because Devcon’s actual results may differ materially from those indicated by these forward-looking statements as a result of a number of important factors. These factors include, but are not limited to: general economic and business conditions; the Company’s business strategy for expanding the Company’s presence in the security services industry; anticipated trends in the Company’s financial condition and results of operation; the impact of competition and technology change; existing and future regulations affecting the Company’s business, and other risks and uncertainties discussed under the heading “Risk Factors” in Devcon’s Annual Report on Form 10-K for the period ended December 31, 2005, Devcon’s Quarterly Report on Form 10-Q, Devcon’s Current Reports on Form 8-K and other reports Devcon files from time to time with the Securities and Exchange Commission. Devcon does not intend to and undertakes no duty to update the information contained in this press release.

#####

FOR MORE INFORMATION:	Stephen J. Ruzika, President and CEO Devcon International Corp. 561/208-7200